Exhibit 19.1

PLAYA HOTELS & RESORTS N.V.

Policy on Inside Information and Insider Trading

A.Background/Purpose

Under U.S. federal and state securities laws, it is illegal to purchase or sell securities of Playa Hotels & Resorts N.V. (the “Company”) while in possession of material, non-public information related to, affecting or regarding the Company or its subsidiaries (such information, “Inside Information”), or to disclose Inside Information to others who then trade in the securities of the Company. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and other governmental agencies and can result in severe penalties. While the regulatory authorities usually concentrate their efforts on the individuals who trade, or who tip Inside Information to others who trade, U.S. federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company has adopted this Policy on Inside Information and Insider Trading (this “Policy”) both to satisfy the Company’s obligation to prevent insider trading and to help the Company’s personnel and its external advisors avoid violating insider trading laws.

B.Applicability of Policy

1.Covered Persons

This Policy applies to the following people (collectively, “Covered Persons”):
•all officers of the Company and its subsidiaries;
•all members of the Board of Directors of the Company (“directors”);
•all employees of the Company and its subsidiaries; and
•immediate family members and any persons that reside in the same household as any of the foregoing persons; and
•any other person whose transactions in Company securities are directed by, or subject to influence or control by the foregoing persons, and any trust, partnership, corporation or other entity over which such persons have investment control.

“Immediate family member” means any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother-in-

law or sister-in-law (as well as other adoptive relationships), whether or not sharing the same household as the persons described in the first three bullets above.
The failure of any person subject to this Policy to observe and strictly adhere to the policies and procedures set forth herein at all times will be grounds for disciplinary action, up to and including dismissal. To ensure that Company confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public, or respond to inquiries from the media, analysts or others outside the Company.
All consultants and outside advisors assisting the Company on sensitive matters are expected to abide by the Policy, although the Company assumes no responsibility with respect to the actions of persons who are not under its direct control.
2.Covered Transactions
This Policy applies to all transactions in the Company’s securities, including ordinary shares (including any securities that are exercisable for, or convertible or exchangeable into, ordinary shares) and any other securities the Company may issue from time to time whether or not pursuant to any benefit plan adopted by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.
For purposes of this Policy, the Company considers transactions between Covered Persons and the Company with respect to grants under its 2017 Omnibus Incentive Plan or other Company equity incentive plan (or, to the extent applicable, granted outside such plan) to be exempt from this Policy. Such transactions include, without limitation, the following:
•the exercise of options for cash;
•the exercise of options on a “net exercise” basis pursuant to which an optionee either (i) delivers outstanding ordinary shares to the Company or (ii) authorizes the Company to withhold from issuance ordinary shares issuable upon exercise of the option, in either case, having a fair market value on the date of exercise equal to the aggregate exercise price; or
•the forfeiture to the Company of restricted ordinary shares or share units to cover withholding tax obligations.
Thus, restrictions contained in this Policy would apply to the sale of the Company’s securities in the open market to pay the exercise price of an option and to the “cashless exercise” effected through a broker or “same day sale” of an option. In addition, any sale of the underlying securities acquired upon the exercise of an option is subject to the Policy. This Policy does not apply to the granting of options or other equity awards.
This Policy also generally does not apply to transfers of Company securities you make to any trust for the direct or indirect benefit of an Immediate Family Member for estate planning purposes to the extent the transfer does not represent a disposition for value, except that

Restricted Persons must request prior clearance for such transfers from the Compliance Officer in accordance with Section D.3 below, and must report such transfers in accordance with Section D.4 below.
In addition to the other restrictions set forth in this Policy, the following transactions are strictly prohibited at all times:
•trading in call or put options involving the Company’s securities and other derivative securities;
•engaging in short sales of the Company’s securities;
•holding the Company’s securities in a margin account;
•all forms of hedging or monetization transactions, such as equity swaps, collars, forward sale contracts (including prepaid variable forward contracts) and exchange funds; and
•pledging the Company’s securities to secure margin or other loans.
If you are unsure whether or not a particular transaction is prohibited under this Policy, you should consult with the Compliance Officer prior to engaging in, or entering into, an agreement, understanding or arrangement to engage in, such transaction.

C.General Policy

No Covered Person who is in possession of Inside Information may, either directly or indirectly (including, without limitation, through a family member, friend or entity in which you or any of your family members is a director, officer or controlling equity holder or beneficiary),(i) purchase or sell the Company’s securities, (ii) engage in any other action to take advantage of Inside Information or (iii) without the consent of the Company, provide Inside Information to any other person outside of the Company, including family and friends.
In addition, Covered Persons may not purchase or sell any securities of any other company, such as a lender, possible acquisition target or competitor of the Company, when in possession of material non-public information concerning any such other company obtained in the course of his or her employment with, or service to, the Company or any of its subsidiaries.

D.Specific Policies

1.Black-out Periods

All directors and executive officers of the Company and its subsidiaries, as well as certain key employees, as listed on Schedule A hereto (as may be amended from time to time by the Compliance Officer), as well as any family members or other persons that reside in the same household as those persons (all of the foregoing being “Restricted Persons”) are subject to additional restrictions on their ability to engage in purchase or sale transactions involving the Company’s securities. Restricted Persons are more likely to have access to Inside Information regarding the Company because of their positions or affiliations with the Company and, as a result, their trades in the Company’s securities are more likely to be subject to greater scrutiny. Accordingly, Restricted Persons are prohibited from trading in the Company’s securities during the period beginning on the close of market on the 15th day prior to the end of each fiscal quarter and ending 48 hours following public disclosure of the financial results for that quarter or the full year.

Quarter	Blackout Period Begin	Blackout Period End
1	March 1	Two business days after Q1 earnings are publicly released (typically early May)
2	June 1	Two business days after Q2 earnings are publicly released (typically early August)
3	September 1	Two business days after Q3 earnings are publicly released (typically early November)
4	December 1	Two business days after annual earnings are publicly released (typically mid-February)

In addition, from time to time, the Company may impose special black-out periods on Restricted Persons and other employees of the Company if, in the judgment of the Compliance Officer, it is likely that such person or persons have become aware of significant corporate developments that have not yet been disclosed to the public, even when trading otherwise may be permitted. In the event that certain Restricted Persons or other employees of the Company become subject to a special black-out period, such persons are prohibited from (i) trading in the Company’s securities and (ii) without the consent of the Company, disclosing to others the fact they are subject to such special black-out period. These special black-out periods may vary in length and may or may not be broadly communicated to Covered Persons. This restriction does not apply to transactions made under an approved Rule 10b5-1 plan. The Compliance Officer will notify persons that were subject to a special black-out period when such period has ended.

2.“Tipping” of Information

Covered Persons may not disclose, convey or “tip” Inside Information to any person by providing them with Inside Information other than to disclose on a “need to know” basis to officers and employees of the Company or outside advisors in the course of performing their duties for the Company. When sharing Inside Information with other officers and employees of the Company or outside advisors, or other persons involved in the business and affairs of the Company, such information should be confined to as small a group as possible. Unlawful tipping includes passing on Inside Information to friends, family members or acquaintances under circumstances that suggest that persons subject to this Policy were trying to help the recipients of such information to make a profit or avoid a loss by trading in the Company’s securities based on such information.

3.Pre-clearance

A Restricted Person must request prior clearance from the Compliance Officer, or such person’s designee, at least two business days before such Restricted Person anticipates making any purchases, sales, or gifts of the Company’s securities, or entering into or amending any Rule 10b5-1 plan related to purchases or sales of the Company’s securities, in all cases regardless of whether or not a black-out period is then in effect. Attached as Annex B is a pre-clearance form. In evaluating each proposed transaction, the Compliance Officer or such person’s designee will consult as necessary with senior management and outside counsel before clearing any proposed trade or gift. Clearance of a transaction or a Rule 10b5-1 plan by the Compliance Officer is valid for no more than the 3-business day period immediately following receipt by the Restricted Person of such clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Restricted Persons do not need to receive pre-clearance for trades pursuant to an approved Rule 10b5-1 plan. See “Rule 10b5-1 Trading Plans” in Section D.5 below.

4.Reporting Transactions

Regardless of the other provisions of this Policy, including whether preclearance is obtained, all Restricted Persons must promptly report any purchases or sales or gifts of the Company’s securities to the Compliance Officer to permit timely preparation of any necessary filings with the SEC. Restricted Persons must also promptly report any Rule 10b5-1 plan that is terminated by the Restricted Persons prior to its expiration date.

5.Rule 10b5-1 and Similar Trading Plans

Prior to entering into or amending a Rule 10b5-1 plan, a Covered Person must obtain the approval of the Compliance Officer. Any Rule 10b5-1 plan entered into by a Covered Person must comply with and be operated in accordance with applicable SEC rules, including the following:
•trades under the Rule 10b5-1 plan may not commence until expiration of the requisite “cooling-off period” under SEC rules;
•the Rule 10b5-1 plan must include representations that (a) the Covered Person is not aware of material nonpublic information about the Company or its securities; and (b) the Covered Person is adopting the Rule 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;
•the Covered Person must act in good faith with respect to the operation of the Rule 10b5- 1 Plan; and

•no Covered Person may have more than one Rule 10b5-1 plan outstanding at any given time, unless otherwise permitted by the limited exceptions of Rule 10b5-1 (such as plans relating to “sell to cover” arrangements intended to satisfy tax withholding obligations upon the vesting of equity awards).

Restricted Persons must also promptly report to the Compliance Officer the adoption, amendment or termination of any trading plan that is not a Rule 10b5-1 plan, but that was entered at a time when the Restricted Person asserted they were not aware of material nonpublic information about the Company or its securities and the plan (i) specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, (ii) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or (iii) does not permit the Restricted Person to exercise any subsequent influence over how, when, or whether to effect purchases or sales.

E.Compliance

All Covered Persons must promptly report, in accordance with the procedures set forth in the Company’s Code of Business Conduct and Ethics (including through the use of the Company’s Ethics Hotline described in the Code of Business Conduct and Ethics), any trading in the Company’s securities by any Covered Person, or any disclosure of Inside Information or material non-public information concerning other companies by such Covered Person, that such person has reason to believe may violate this Policy or U.S. federal or state securities laws.
Persons in possession of Inside Information when their employment or service terminates may not trade in the Company’s securities until that information has become public or is no longer material.

F.Additional Information

1.What is Inside Information?

“Inside Information” is material information about the Company that is not available to the public. Information generally becomes available to the public when it has been disclosed by the Company or third parties in a press release or other authorized public statement, including any filing with the SEC. In general, information is considered to have been made available to the public on the second trading day after the formal release of the information. In other words, there is a presumption that the public needs approximately one complete trading day to receive and absorb such information.

2.What is Material Information?

As a general rule, information about the Company is “material” if it could reasonably be expected to affect someone’s decision to buy, hold or sell the Company’s securities. In particular, information is considered to be material if its disclosure to the public would be reasonably likely to affect (i) an investor’s decision to buy or sell the securities of the company to which the information relates, or (ii) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following:
•significant changes in financial results and/or financial condition and financial projections;
•news of major new contracts or possible loss of business;
•dividends or share splits;
•share redemption or repurchase programs;
•significant financing transactions;
•changes in management or control;
•plans or agreements related to significant mergers, acquisitions, reorganizations or joint ventures;
•significant litigation or regulatory developments;
•significant increases or decreases in the amount of outstanding securities or indebtedness;
•write-ups or write-downs of assets or changes in accounting methods;
•actual or projected changes in industry circumstances or competitive conditions that could significantly affect the Company’s revenues, earnings, financial position or future prospects; and
•transactions with directors, officers or principal security holders.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Company that you do not consider to be material, U.S. federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in the Company’s securities when you possess non-public information about the Company can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether you are in possession of material, non- public information, you should consult with the Compliance Officer prior to engaging in, or entering into an agreement, understanding or arrangement to engage in, a purchase or sale transaction of any of the Company’s securities.

3.What is the Penalty for Insider Trading?

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities, is prohibited by federal and state securities laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" within the organization if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual's failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person's reputation and irreparably damage a career.

G.Certification

You must sign, date and return the Certification attached as Annex A (or such other certification as the Compliance Officer may deem appropriate) stating that you have received, read, understand and agree to comply with the Company’s Policy on Inside Information and Insider Trading. The Company may require you to sign such a Certification on an annual basis, which Certification may be in electronic format. Please note that you are bound by the Policy whether or not you sign the Certification.

If you have any questions with regard to this Policy, you should consult with the Compliance Officer.

Revised: February 9, 2023